Exhibit 4.1

DENISON MINES CORP.

AMENDED AND RESTATED SHARE UNIT PLAN

ARTICLE I
INTRODUCTION
1.1
Purpose of Plan

This Plan provides for the granting of Share Unit Awards and payment in respect thereof through the issuance of one Share from treasury of the Company per Share Unit (subject to adjustments), subject to obtaining the approval of the Stock Exchanges and the Required Shareholder Approval, for services rendered, for the purpose of advancing the interests of the Participants through payment of compensation related to appreciation of the Shares.

1.2
Definitions

(a)
“Adjustment Factor” means the factor by which the number of PSUs to be vested in the event of Termination on Change of Control is determined to be adjusted, with reference to the performance of the Company and the Participant during the Performance Period, as determined by the Committee in its sole discretion.

(b)
“Affiliate” means any Company that is an affiliate of the Company as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time.

(c)
“Associate” with any person or company, is as defined in the Securities Act (Ontario), as may be amended from time to time.

(d)
“Board” means the Board of Directors of the Company.

(e)
“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario.

(f)
“Cash Equivalent” means the amount of money expressed in Canadian dollars equal to the product of the Market Price multiplied by the number of vested Share Units in the Participant’s notional account, net of any applicable withholding taxes, on the date that the Share Units are settled, as applicable.

(g)
“Change of Control” means the occurrence of any one or more of the following events:

(i)
a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation immediately after completion of the transaction;
(ii)
the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets, rights or properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, other than transactions among the Company and its Subsidiaries;
(iii)
a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv)
any person, entity or group of persons or entities acting jointly or in concert (the “Acquiror”) acquires, or acquires control (including, without limitation, the power to vote or direct the voting) of, voting securities of the Company which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or affiliates of the Acquiror to cast or direct the casting of 50% or more of the votes attached to all of the Company's outstanding voting securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);
(v)
as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity (a “Transaction”), fewer than 50% of the directors of the Company are persons who were directors of the Company immediately prior to such Transaction; or
(vi)
the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing definition of Change of Control, “voting securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

(h)
“Committee” means the Board or the Compensation Committee or, if the Board so determines in accordance with Section 2.2 of the Plan, any other committee of directors of the Company authorized to administer the Plan from time to time.

(i)
“Company” means Denison Mines Corp. and includes any successor corporation thereof.

(j)
“Compensation Arrangements” means all security-based compensation arrangements, as such term is defined in the TSX Company Manual, as such may be amended or revised.

(k)
“Deferred Entitlement” for a Participant means the deferral of the payment of Shares under a Share Unit to a date after the Entitlement Date.

(l)
“Deferred Payment Date” for a Participant means the date after the Entitlement Date which is the earlier of (i) the date to which the Participant has elected to defer receipt of Shares in accordance with Section 3.4 of this Plan; and (ii) the date of the Participant’s Retirement, Resignation, Termination with Cause or Termination Without Cause or Termination after Change of Control of the Company.

(m)
“Eligible Person” means any officer, director, employee or consultant of the Company or its Affiliates or any employee of any management company providing services to the Company or its Affiliates, and any such person’s personal holding company, as designated by the Board in its sole and absolute discretion.

(n)
“Entitlement Date” means the date that a Share Unit is eligible for payment on or after the Vesting Date, as determined by the Committee in its sole discretion in accordance with the Plan and as outlined in the Grant Letter issued to the Participant.

(o)
“Grant Date” means the effective date that a Share Unit is awarded to a Participant under this Plan, as evidenced by the Grant Letter.

(p)
“Grant Letter” means the grant letter issued to a Participant evidencing, and setting forth the terms of, a Share Unit awarded to a Participant under this Plan.

(q)
“Insider” has the meaning ascribed to such term in the TSX Company Manual.

(r)
“Market Price” as at any date in respect of the Shares shall be the closing price of the Shares on the TSX or, if the Shares are not listed on the TSX, on the principal Stock Exchange on which such Shares are traded, on the trading day immediately prior to the relevant date. In the event that the Shares are not then listed and posted for trading on a Stock Exchange, the Market Price shall be the fair market value of such Shares as determined by the Committee in its sole discretion.

(s)
“NYSE” means NYSE American LLC.

(t)
“Participant” means a PSU Participant or a RSU Participant, as applicable.

(u)
“Performance Criteria” means shall mean criteria, if any, established by the Committee which, without limitation, may include criteria based on the financial performance and operational performance, including significant milestones of the Company and/or an Affiliate.

(v)
“Performance Period” means the period within which Performance Criteria must be satisfied.

(w)
“Plan” means this Amended and Restated Share Unit Plan, as may be amended from time to time.

(x)
“PSU” or “Performance Share Unit” means a unit credited by means of an entry on the books of the Company to a PSU Participant, representing the right to receive one Share (subject to adjustments) issued from treasury.

(y)
“PSU Participant” means an Eligible Person who has been designated by the Company for participation in the Plan and to whom a Performance Share Unit has been granted or will be granted hereunder.

(z)
“Required Shareholder Approval” means the approval of this Plan by the shareholders of the Company, in accordance with the requirements of the Stock Exchanges, as applicable.

(aa)
“Resignation” means the cessation of employment (as an officer or employee) or service as a director of the Participant with the Company or an Affiliate as a result of a resignation by the Participant, other than as a result of Retirement.

(bb)
“Retirement” means the Participant ceasing to be an employee or officer of the Company or an Affiliate as a result of a resignation by the Participant where the Participant is at least 55 years of age; has completed 5 years of service with Company or an Affiliate and the Participant has indicated that the Participant intends to cease active full-time employment from any employer.

(cc)
“RSU” or “Restricted Share Unit” means a unit credited by means of an entry on the books of the Company to an RSU Participant, representing the right to receive one Share (subject to adjustments) issued from treasury.

(dd)
“RSU Participant” means an Eligible Person who has been designated by the Company for participation in the Plan and to whom a Restricted Share Unit has been granted or will be granted hereunder.

(ee)
“Share Unit” means a Performance Share Unit and/or a Restricted Share Unit.

(ff)
“Share Unit Award” means an award of Share Units under this Plan to a Participant.

(gg)
“Shares” means the common shares in the capital of the Company.

(hh)
“Stock Exchanges” means, as the context requires, the TSX, NYSE or any other stock exchange on which the Shares are listed for trading at the relevant time.

(ii)
“Termination on Change of Control” means Termination Without Cause within 6 months of a Change of Control.

(jj)
“Termination With Cause” means the termination of employment (as an officer or employee) of the Participant with cause by the Company or an Affiliate for any of the following acts or omissions:

(I)
The willful failure of the Participant to follow the reasonable and lawful instructions of the Company or an Affiliate;

(II)
The willful failure of the Participant to perform the reasonable duties assigned to the Participant by the Company or an Affiliate;

(III)
Willful misconduct by a Participant;

(IV)
A material breach or non-observance of any of the provisions any employment contract between the Participant and the Company or any Affiliate;

(V)
Any conduct of the Participant that tends to bring him or the Company (or an Affiliate) into disrepute and which is not corrected within a reasonable time after the Participant receives written notice from the Company or an Affiliate; or

(VI)
Any other act or omission constituting cause at common law.

(kk)
“Termination Without Cause” means the termination of employment (as an officer or employee) of the Participant without cause by the Company or an Affiliate and, in the case of an officer, includes the removal of or failure to reappoint the Participant as an officer of the Company or an Affiliate.

(ll)
“TSX” means the Toronto Stock Exchange.

(mm)
“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

(nn)
“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(oo)
“U.S. Taxpayer” means a Participant who is a U.S. citizen, U.S. permanent resident or U.S. tax resident or a Participant for whom a benefit under this Plan would otherwise be subject to U.S. taxation under the U.S. Internal Revenue Code of 1986, as amended, and the rulings and regulations in effect thereunder.

(pp)
“Vesting Date” means the date or dates determined in accordance with the terms of the Grant Letter in respect of a PSU or RSU, on and after which a particular PSU or RSU, as applicable, can be settled, subject to amendment or acceleration from time to time in accordance with the terms of the Plan.

1.3
The headings of all articles, sections and paragraphs in this Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

1.4
Whenever the singular or masculine are used in this Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.5
The words "herein”, "hereby”, "hereunder”, "hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular article, section, paragraph or other part hereof.

1.6
Unless otherwise specifically provided, all references to dollar amounts in this Plan are references to lawful money of Canada.

ARTICLE II
ADMINISTRATION OF THE PLAN
2.1
Administration

This Plan shall be administered by the Committee and the Committee shall have full authority to:

(a)
determine the Eligible Persons who may participate in this Plan;

(b)
grant Share Unit Awards;

(c)
determine the terms, including the limitations, restrictions, vesting period, Performance Criteria, Performance Period, Adjustment Factor, availability for cash settlement, and conditions, if any, of such grants; and

(d)
administer this Plan, including the authority to interpret and construe any provision of this Plan and to adopt, amend and rescind such rules and regulations for administering this Plan as the Committee may deem necessary in order to comply with the requirements of this Plan.

All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Company. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan.

No member of the Board or any person acting pursuant to authority delegated to it hereunder shall be personally liable for any action taken or determination or interpretation made in good faith in connection with this Plan and each member of the Board and each such person shall, in addition to their rights as directors or officers of the Company, as applicable, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made in good faith. All costs incurred in connection with this Plan shall be for the account of the Company.

Nothing contained herein shall prevent the Board from adopting other or additional Compensation Arrangements or other compensation or incentive mechanism of the Company. This Plan shall not in any way fetter, limit, obligate, restrict or constrain the Committee with regard to the allotment or issue of any Shares or any other securities in the capital of the Company other than as specifically provided in this Plan.

Subject to Section 4.5, the Board may adopt such rules or regulations and vary the terms of this Plan and any grant hereunder as it considers necessary to address tax or other requirements of any applicable non-Canadian jurisdiction. Without limiting the foregoing, notwithstanding anything to the contrary in the Plan, the provisions of Schedule “A” shall apply to Share Unit Awards to a Participant who is a U.S. Taxpayer.

2.2
Delegation to Committee

All of the powers exercisable hereunder by the Board may, to the extent permitted by applicable law and as determined by resolution of the Board, be exercised by a committee of the Board, including the Committee.

2.3
Register

The Company shall maintain a register in which it shall record the name and address of each Participant and the number of Share Units (and their corresponding key conditions and Entitlement Date) awarded to each Participant.

ARTICLE III
SHARE UNIT AWARDS
3.1
Share Unit Awards

A Share Unit Award may be made to an Eligible Person as determined in the sole and absolute discretion of the Committee.

At the time of the grant, the Committee shall determine:

(a)
whether to grant a Performance Share Unit, and if so, the Performance Criteria, the Performance Period, the Vesting Date and the Adjustment Factor, if any, established by the Committee;

(b)
whether to grant a Restricted Share Unit, and if so, the Vesting Date;

(c)
whether the Participant shall be granted the right to elect to receive from the Company the Cash Equivalent of all or a portion of the Share Units that are the subject of a Share Unit Award in accordance with Section 3.3 of the Plan; and

(d)
any other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Committee may determine.

The Share Units awarded will be credited to the Participant’s account, effective as of the Grant Date.

3.2
Settlement

The Share Units will be settled as soon as practicable following the first Business Day following the Entitlement Date or, if applicable, the Deferred Payment Date, unless otherwise provided under this Plan.

Each Participant will be entitled to settlement by way of issuance of Shares from treasury. Settlement in Shares will be completed by delivery to the Participant of a share certificate or the entry of the Participant’s name on the share register for the Shares. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Company.

Alternatively, certain Participants may be entitled, pursuant to the terms of their Grant Letter or as otherwise may be determined by the Committee, to elect to receive the Cash Equivalent of all or a portion of their Shares in accordance with Section 3.3.

For the avoidance of doubt, a Participant will have no right or entitlement whatsoever to receive any Shares or, if applicable, the Cash Equivalent until the Entitlement Date or, if applicable, the Deferred Payment Date.

3.3
Cash Equivalent

If the Grant Letter provides that a Participant is eligible to elect to receive the Cash Equivalent for the Shares that are the subject of a particular Share Unit Award, the Participant may deliver written notice to the Company, 30 days before the Entitlement Date, notifying the Company of its election to receive the Cash Equivalent in respect of any or all vested Share Units held by such Participant. Notwithstanding any election by the Participant, the Committee may, in its sole discretion, choose to settle the Share Units with Shares issued from treasury in the manner set forth in Section 3.2.

For purposes of determining the Cash Equivalent of a Share Unit, such calculation will be made on the Entitlement Date based on the Market Price, provided that if the Entitlement Date falls on a date upon which a Participant is subject to a black-out period or trading restriction imposed by the Company (but, for greater certainty, not a cease trade order or other restriction imposed by any person other than the Company), then the Cash Equivalent shall be calculated based on the Market Price on the date that is seven (7) days following the date the relevant black-out period or other trading restriction imposed by the Company is lifted, terminated or removed.

Settlement in cash will be completed by delivery to the Participant of a cheque to the Participant representing the applicable Cash Equivalent.

For the avoidance of doubt, any Participant who elects to have a Deferred Entitlement in accordance with Section 3.4 of this Plan will not be eligible to receive the Cash Equivalent for such Shares.

3.4
Deferred Entitlement and Deferred Payment Date

A Participant may elect to defer to receive a Deferred Entitlement, being the deferral of receipt of all or any part of their Shares following the Entitlement Date until a Deferred Payment Date. Any Participant who elects to have a Deferred Entitlement will not be eligible to receive the Cash Equivalent for such Shares in accordance with Section 3.3.

Participants who elect to have a Deferred Entitlement must give the Company written notice of such election not later than thirty (30) days prior to the Entitlement Date. For certainty, Participants shall not be permitted to give any such notice after the day which is thirty (30) days prior to the Entitlement Date and a notice once given may not be changed or revoked. A Participant who has elected to have a Deferred Entitlement must then give the Company written notice of the Deferred Payment Date not later than ten (10) business days prior to the chosen Deferred Payment Date, which date must be a Business Day.

In the event of the Retirement, Resignation, Termination with Cause, Termination Without Cause or Termination on Change of Control of the Participant following the Entitlement Date and prior to the Deferred Payment Date, the Participant shall be entitled to receive and the Company shall issue forthwith the applicable Shares in satisfaction of the Share Units then held by the Participant that have vested in accordance with the applicable provisions of this Plan.

3.5
Dividends

In the event a dividend is paid in cash or Shares to shareholders of the Company on the Shares while a Share Unit is outstanding no payment in cash or Shares shall be made to each Participant in respect of Share Units; however, the Committee may, in its sole discretion, elect to credit each Participant with additional Share Units reflective of the cash or Share dividends to such Participant. In such case, the number of additional Share Units will be equal to the aggregate amount of dividends that would have been paid to the Participant if the Share Units in the Participant’s account on the record date had been Shares divided by the Market Price of a Share on the date on which dividends were paid by the Company. If the foregoing shall result in a fractional Share Unit, the fraction shall be disregarded.

The additional Share Units will vest and be settled on the Participant’s Entitlement Date or, if applicable, the Deferred Payment Date of the particular Share Unit Award to which the additional Share Units relate.

3.6
Termination on Change of Control

In the event of a Termination on Change of Control:

(a)
all unvested Restricted Share Units outstanding pursuant to a Share Unit Award shall automatically immediately vest on the date of such Termination on Change of Control and the date of termination will be the Entitlement Date for all such RSUs; and

(b)
If there are any Performance Criteria of a Performance Share Unit that have not yet been met, other than the passage of time, all PSUs shall vest on the date of such Termination on Change of Control using an Adjustment Factor as determined by the Committee, and the date of termination will be the Entitlement Date for all such PSUs.

Upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Company with respect to the consideration the Participants would be entitled to receive for their Shares.

3.7
Death or Disability of Participant

In the event of:

(a)
the death of a Participant, any unvested Share Units held by such Participant will automatically vest on the date of death of such Participant and the Shares underlying all Share Units held by such Participant will be issued to the Participant’s estate as soon as reasonably practical thereafter; or

(b)
the disability of a Participant (as may be determined in accordance with the policies, if any, or general practices of the Company or applicable affiliate), any unvested Share Units held by such Participant will automatically vest on the date on which the Participant is determined to be totally disabled and the Shares underlying the Share Units held will be issued to the Participant as soon as reasonably practical thereafter.

3.8
Retirement

In the event of Retirement of a Participant, any unvested Share Units held by such Participant will automatically vest on the date of Retirement and the Shares underlying such Share Units will be issued to the Participant as soon as reasonably practical thereafter.

3.9
Termination Without Cause

(a)
In the event of Termination Without Cause of a Participant that has been continuously employed by the Company or any Affiliate for at least two (2) years prior to the date of such Termination Without Cause inclusive of any notice period, if applicable, any unvested Share Units held by such Participant, that are not subject to Section 3.9(b) as a result of not being subject to Performance Criteria, will automatically vest on the date of Termination Without Cause and the Shares underlying such Share Units will be issued to the Participant as soon as reasonably practical thereafter.

(b)
In the event of Termination Without Cause of a Participant that has been continuously employed by the Company or any Affiliate for at least two (2) years prior to the date of such Termination Without Cause inclusive of any notice period, if applicable, any unvested PSUs with Performance Criteria that have not been satisfied held by such Participant will vest on the date of such Termination Without Cause using an Adjustment Factor as determined by the Committee, and the date of termination will be the Entitlement Date for all such PSUs, unless otherwise stipulated in the Participant’s Grant Letter or as may otherwise be determined by the Committee in its sole and absolute discretion.

(c)
In the event of Termination Without Cause of a Participant that has been continuously employed by the Company or any Affiliate for less than two (2) years prior to the date of such Termination Without Cause inclusive of any notice period, if applicable, all of the Participant’s Share Units shall become void and the Participant shall have no entitlement and will forfeit any rights to any issuance of Shares under this Plan unless otherwise stipulated in the Participant’s Grant Letter.

3.10
Termination With Cause or Resignation

In the event of Termination With Cause or the Resignation of a Participant, all of the Participant’s Share Units shall become void and the Participant shall have no entitlement and will forfeit any rights to any issuance of Shares under this Plan effective the date of such Termination With Cause or Resignation regardless of any notice period, except as may otherwise be stipulated in the Participant’s Grant Letter or as may otherwise be determined by the Committee in its sole and absolute discretion. Share Units that have vested but that are subject to a Participant’s election to set a Deferred Payment Date shall be issued forthwith following the Termination with Cause or the Resignation of the Participant.

3.11
Share Unit Grant Letter

Each grant of a Share Unit under this Plan shall be evidenced by a Grant Letter issued to the Participant by or on behalf of the Company. Such Grant Letter shall be subject to all applicable terms and conditions of this Plan and may include any other terms and conditions which are not inconsistent with this Plan and which the Committee deems appropriate for inclusion in a Grant Letter. Grant Letters may be issued in electronic format or made available through other electronic means and the provisions of the various Grant Letters issued under this Plan need not be identical
.
3.12
Subject to Employment/Severance Agreements

Sections 3.6, 3.7, 3.8, 3.9, 3.10, and 4.10 shall be subject to any employment/severance agreement between the Participant and the Company or its Affiliates and in the event of any conflict between Sections 3.6, 3.7, 3.8, 3.9, 3.10, and 4.10 hereof and any such employment/severance agreement, the provisions of such employment/severance agreement will prevail, except where any provision of such employment/severance agreement would modify the terms of the Plan or any Share Units in a manner described in Sections 4.5(h) through 4.5(l), in which case the terms of the Plan will prevail.

3.13
Participation Limits

The maximum number of Shares made available for issuance from treasury under this Plan, subject to adjustments pursuant to this Plan, shall not exceed 21,000,000 Shares. Any Shares subject to a Share Unit which has been cancelled or terminated in accordance with the terms of the Plan without settlement will again be available under the Plan.

This Plan, together with all other Compensation Arrangements, shall not result in:

(a)
the aggregate number of Shares reserved for issuance to Insiders of the Company (as a group), at any point in time, exceeding 10% of the Company’s total issued and outstanding Shares;

(b)
within any one (1) year period, the issuance to Insiders of the Company (as a group), of an aggregate number of Shares exceeding 10% of the Company’s total issued and outstanding Shares;

(c)
the aggregate number of Shares reserved for issuance to all non-employee directors of the Company exceeding 1% of the Company’s total issued and outstanding Shares; or

(d)
the grant to any individual non-employee director of the Company of more than $150,000 worth of Shares annually.

For greater certainty the number of Shares outstanding shall mean the number of Shares outstanding on a non-diluted basis on the date immediately prior to the proposed Grant Date.

ARTICLE IV
GENERAL
4.1
Effectiveness

This Plan shall become effective upon Board approval, subject to the acceptance and approval of the Plan by the Stock Exchanges and the Required Shareholder Approval.

Subject to and following the receipt of the approval of the Stock Exchanges and the Required Shareholder Approval, the Company shall have the power to satisfy any Share Unit obligation of the Company (including those granted prior to and conditional on such approvals) by the issuance of Shares from treasury at a rate of one Share for each Share Unit, subject to adjustment. For greater certainty, if the Required Shareholder Approval is not obtained, such conditional grants will be void and no Shares may be issued from treasury in respect of such Share Units.

4.2
Discontinuance of Plan

The Committee or the Board, as the case may be, may discontinue this Plan at any time in its sole discretion, and without shareholder approval, provided that such discontinuance may not, without the consent of the Participant, in any manner adversely affect the Participant’s rights under any Share Unit granted under this Plan. In the event this Plan is discontinued by the Committee or the Board the balance of outstanding Share Units shall be maintained until the earlier of the Entitlement Date for, or the termination, resignation, retirement, death or disability of, each Participant as provided for under this Plan.

4.3
Non-Transferability

Except pursuant to (a) a will or by the laws of descent and distribution, or (b) any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant; no Share Unit and no other right or interest of a Participant is assignable or transferable.

In the event that a Participant receives Shares from the Company in satisfaction of a grant of Share Units during a black-out period, the Participant shall not be entitled to sell or otherwise dispose of such Shares until such black-out period has expired.

In the event that a Participant in the United States receives Shares from the Company in satisfaction of a grant of Share Units pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, such Shares will be “restricted securities”, as such term is defined in Rule 144(a)(3) under the U.S. Securities Act, and may not be offered, sold, pledged or otherwise transferred unless such Shares are registered under the U.S. Securities Act and all applicable state securities laws or in compliance with an exemption or exclusion therefrom, and such Shares will bear a restrictive legend to such effect.

4.4
Income Taxes

The Company or its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes or other source deduction which the Company or its Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with the grant, vesting or settlement of Share Units pursuant to this Plan, including a sale on behalf of a Participant of a sufficient number of Shares to fund such withholding obligation.

For greater certainty, should it be deemed necessary or appropriate by the Company or its Affiliate, no cash payment will be made or Shares issued until an amount sufficient to cover the applicable withholding taxes payable on settlement of the Share Units has been received by the Company or its Affiliate, as the case may be, or other arrangements have been made for payment of the withholding taxes to the satisfaction of the Company or its Affiliate, as the case may be. Without limiting the generality of the foregoing, the Company or its Affiliate will have the right to deduct from payments of any kind otherwise due to a Participant any taxes of any kind required to be withheld by the Company or its Affiliate, as the case may be, pursuant to this Plan.

4.5
Amendments to the Plan

Until such time as the Company receives the Required Shareholder Approval, the Plan may be amended, suspended or terminated at any time by the Committee in whole or in part. No amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by applicable law, adversely affect the rights accrued to such Participants with respect to Share Units granted prior to the date of the amendment.

Following receipt of the Required Shareholder Approval, the Committee may from time to time in its sole discretion, and without shareholder or Participant approval, amend, modify and change the provisions of this Plan, Share Unit Awards and/or any Grant Letters, in connection with:

(a)
amendments of a “housekeeping” or administrative nature, including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, to correct any grammatical or typographical errors, or to amend the definitions in the Plan regarding administration of the Plan;

(b)
changes to the vesting provisions or other restrictions applicable to any Share Unit, Grant Letter or the Plan;

(c)
changes to the provisions of the Plan, any Share Unit or Grant Letter relating to the expiration of Share Units, provided that the changes do not entail an extension beyond the original expiry date of such award;

(d)
the cancellation of a Share Unit;

(e)
amendments necessary to suspend or terminate the Plan;

(f)
amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Stock Exchanges); or

(g)
any other amendment to the Plan, any Share Units and/or any Grant Letters that do not require shareholder approval under the rules of the Stock Exchanges.

Any amendment, modification or change to the provisions of this Plan which would:
(h)
increase the maximum number of Shares which may be issued from treasury pursuant to Share Units granted pursuant to this Plan (other than by virtue of adjustments pursuant to this Plan);
(i)
extend the expiry date for Share Units granted to Insiders under the Plan;
(j)
remove or exceed the Insider participation limits set forth in (a) to (d) of Section 3.13 of this Plan;
(k)
amend the eligible Participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis, or any increase to limits previously imposed on non-employee director participation; or

(l)
modify the amending provisions of the Plan set forth in this Section 4.5;

shall only be effective on such amendment, modification or change being approved by the shareholders of the Company. In addition, any such amendment, modification or change of any provision of this Plan shall be subject to the approval, if required, by any Stock Exchange having jurisdiction over the securities of the Company.

4.6
Participant Rights

No holder of any Share Units shall have any rights as a shareholder of the Company. Except as otherwise specified herein, no holder of any Share Units shall be entitled to receive, and no adjustment is required to be made for, any dividends, distributions or any other rights declared for shareholders of the Company.

4.7
No Right to Continued Employment or Service

Nothing in this Plan shall confer on any Participant the right to continue as an employee or officer of the Company or any Affiliate, as the case may be, or interfere with the right of the Company or Affiliate, as applicable, to remove such officer and/or employee.

4.8
Clawback

Notwithstanding any other provision in the Plan, if the Participant is the CEO and/or the CFO of the Company, the Participant’s Share Unit Awards will be subject to clawback in accordance with the policies and procedures of the Company as adopted and amended by the Board, from time to time.

4.9
Adjustments

In the event there is any change in the Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment may be made to outstanding Share Units by the Committee, in its sole discretion, to reflect such changes. If the foregoing adjustment shall result in a fractional Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of this Plan.

4.10
Effect of Change of Control

If a Change of Control occurs, and unless otherwise provided in a Grant Letter or a written employment contract between the Company and a Participant, and except as otherwise set out in this Section 4.10, the Committee, in its sole discretion, may provide that:

(a)
the Share Units that have not previously vested will vest on the effective date of the Change of Control, provided that if there are any Performance Criteria of a PSU that have not yet been met, other than the passage of time, such PSUs may vest using an Adjustment Factor as determined by the Committee;

(b)
the successor corporation or entity will assume each Share Unit or replace it with a substitute Share Unit on terms substantially similar to the existing Share Unit, provided that the replacement of any Share Unit with a substitute RSU or substitute PSU will be such that the substitute Share Unit will continuously be governed by section 7 of the Income Tax Act (Canada);

(c)
the Share Units will be surrendered for a cash payment made by the successor corporation or entity equal to the Market Price thereof; or

(d)
any combination of the foregoing will occur.

4.11
Unfunded Status of Plan

This Plan shall be unfunded.

4.12
No Interest

No interest or other amounts shall accrue to a Participant in respect of any amount payable by the Company to the Participant under this Plan or a Share Unit.

4.13
Compliance with Laws

If any provision of this Plan or any Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith. The Company shall not be obliged by any provision of the Plan or the grant of any Share Unit hereunder to issue Shares or deliver a Cash Equivalent in violation of such laws, rules and regulations or any condition of such approvals.

No Units shall be granted, and no Shares shall be issued hereunder, where such grant or issuance would require registration of the Plan or the Shares under the securities laws of any foreign jurisdiction (other than Canada or the United States) and any purported grant of any Unit or issuance of any Shares hereunder in violation of this provision shall be void.

4.14
Governing Law

This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4.15
Effective Dates and Amendments

Approved by the Board on March 25, 2025.

Approved by Shareholders on May 12, 2025, amending and restating the Share Unit Plan approved by the Shareholders on May 3, 2018.

.

SCHEDULE “A”

DENISON MINES CORP.
AMENDED & RESTATED SHARE UNIT PLAN

Notwithstanding anything to the contrary in the Plan, the provisions of this Schedule “A” shall apply to the Share Unit Awards made to a Participant during the period that he or she is a U.S. Taxpayer.

1.
Retirement

Notwithstanding Section 3.8 of the Plan, any unvested Share Units held by a Participant that is a U.S. Taxpayer will automatically vest on the date such Participant attains the age of 65 and the Shares underlying such Share Units will be issued to the Participant forthwith and in any event no later than March 15 of the following calendar year.

2.
Election of a Deferred Payment Date

Notwithstanding Section 3.4 of the Plan, a Participant who is a U.S. Taxpayer shall only be allowed to elect a Deferred Entitlement if such election is delivered by written notice to the Company not less than twelve (12) months before the Entitlement Date and only if such election designates a Deferred Payment Date that is not less than five (5) years after the original Entitlement Date. Notwithstanding the last paragraph of Section 3.4 of the Plan, for any Participant who is a U.S. Taxpayer, settlement of any Share Units shall not be accelerated upon a Retirement, Resignation, Termination with Cause, Termination Without Cause or Termination on Change of Control unless such event also qualifies as a “separation from service” under U.S. Treasury Regulation 1.409A-1(h) from the Company or an Affiliate which is a “service recipient” (as defined under U.S. Treasury Regulation 1.409A-1(h)(3)) in relation to the Participant and shall also be subject to further delay in settlement by six months and one day if the Participant qualifies a “specified employee” as defined in Section 409A, except if the qualifying termination of service is on account of the Participant’s death. The determination of whether any U.S. Taxpayer is a “specified employee” shall be determined by the Board in accordance with U.S. Treasury Regulation 1.409A-1(i).

3.
Modification of Plan Terms by Employment/Severance Agreements

Notwithstanding Section 3.12 of the Plan, no employment or severance agreement term shall be applied to modify Sections 3.6, 3.7, 3.8, 3.9 or 3.10 if such application shall cause a violation of Section 409A (as defined below).

4.
Section 409A

Share Unit Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the U.S. Internal Revenue Code and the U.S. Treasury Regulations and other U.S. Internal Revenue Service guidance promulgated thereunder as in effect from time to time (“Section 409A”) and will be construed and interpreted in accordance with such intent. To the extent that a Share Unit Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Share Unit Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.
Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or beneficiary or the Participant’s estate harmless from any or all such taxes or penalties.

5.
No Modification of Other Plan Terms

All provisions of the Plan shall continue to apply to a U.S. Taxpayer, except to the extent that they have not been specifically modified by this Schedule “A”.